Exhibit 99.1

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NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergmen/Carrie Bloom Citigate Sard Verbinnen 212/687-8080

VECTOR GROUP REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

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     MIAMI, FL, August 9, 2004 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three and six months ended June 30, 2004.

     Second quarter 2004 revenues were $121.9 million, compared to revenues of $131.2 million in the second quarter of 2003. The Company recorded an operating loss of $25.0 million in the 2004 second quarter, compared to operating income of $0.8 million in the second quarter of 2003. The results for the three months ended June 30, 2004 included a pre-tax non-cash charge of $37.0 million to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring and impairment charges of $2.4 million. Adjusting for the 2004 inventory and restructuring charges, the Company’s operating income for the 2004 second quarter was $14.4 million, an increase from operating income of $0.8 million in the 2003 period. Net loss for the 2004 second quarter was $16.9 million, or $0.43 per diluted common share, compared to a net loss of $4.9 million, or $0.13 per diluted common share, in the 2003 second quarter.

     For the six months ended June 30, 2004, revenues were $250.2 million, compared to $264.3 million for the first six months of 2003. The Company recorded an operating loss of $11.2 million for the 2004 six-month period, compared to operating income of $0.6 million for the 2003 period. The results for the 2004 period included the pre-tax inventory charge of $37.0 million and pre-tax restructuring and impairment charges of $3.0 million. Adjusting for the 2004 inventory and restructuring charges, operating income for the first six months of 2004 was $28.8 million, compared to operating income for the 2003 period of $0.6 million. Net loss for the 2004

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six-month period was $12.3 million, or $0.31 per diluted common share, compared to a net loss of $9.8 million, or $0.25 per diluted common share, for the 2003 period.

     For the three and six months ended June 30, 2004, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $115.6 million and $237.8 million, respectively, compared to $120.8 million and $245.7 million for the three and six months ended June 30, 2003, respectively. Operating income was $25.4 million for the second quarter of 2004 and $53.2 million for the first six months of 2004, compared to $27.6 million and $57.8 million for the three and six months ended June 30, 2003, respectively. The results for the three and six months ended June 30, 2004 include pre-tax restructuring and impairment charges of $2.0 million and $2.4 million, respectively.

Conference Call To Discuss Second Quarter 2004 Results

     As previously announced, the Company will host a conference call and webcast on Tuesday, August 10, 2004 at 11:00 A.M. (EDT) to discuss second quarter 2004 results. Investors can access the call by dialing 877-692-2590 or via live webcast at www.vcall.com

     A replay of the call will also be available shortly after the call ends on August 10, 2004 through August 17, 2004. To access the replay, dial 877-519-4471 and enter 5042985 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

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VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
Revenues:
Tobacco*	$120,045	$129,400	$246,618	$260,743
Real estate leasing	1,811	1,777	3,592	3,576

Total revenues	121,856	131,177	250,210	264,319

Expenses:
Cost of goods sold, excluding inventory impairment*	69,828	86,010	143,928	169,801
Inventory impairment	37,000	—	37,000	—
Operating, selling, administrative and general expenses	37,631	44,344	77,468	93,895
Restructuring and impairment charges	2,359	—	3,012	—

Operating income (loss)	(24,962)	823	(11,198)	623

Other income (expenses):
Interest and dividend income	531	1,127	1,226	2,572
Interest expense	(6,491)	(8,516)	(12,913)	(15,665)
Gain on sale of investments, net	5,335	332	5,586	270
Equity income (loss) from non-consolidated New Valley real estate businesses	4,642	(174)	5,288	(891)
Other, net	(4)	24	(9)	17

Loss from operations before benefit for income taxes and minority interests	(20,949)	(6,384)	(12,020)	(13,074)
Benefit for income taxes	(7,181)	(649)	(2,493)	(1,242)
Minority interests	(3,134)	805	(2,748)	2,053

Net loss	$(16,902)	$(4,930)	$(12,275)	$(9,779)

Per basic common share:

Net loss applicable to common shares	$(0.43)	$(0.13)	$(0.31)	$(0.25)

Basic weighted average common shares outstanding	39,213,205	38,811,880	39,138,102	38,623,285

Per diluted common share:

Net loss applicable to common shares	$(0.43)	$(0.13)	$(0.31)	$(0.25)

Diluted weighted average common shares outstanding	39,213,205	38,811,880	39,138,102	38,623,285

*	Revenues and Cost of goods sold include excise taxes of $43,933, $48,519, $90,103 and $98,336, respectively.